EXHIBIT 10.149

INVESTMENT ADVISORY AGREEMENT FOR DISCRETIONARY ACCOUNTS

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of this 15 day of  November, 2005 by and between Inland American Real Estate Trust, Inc. (“Client”) and Inland Investment Advisors, Inc., an Illinois corporation (“Adviser”), an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), for the purpose of setting forth the terms and conditions pursuant to which Adviser will manage Client’s assets designed for management hereunder.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

1.             APPOINTMENT AS INVESTMENT ADVISER.

Client hereby appoints and retains Adviser as investment adviser and attorney-in-fact on the terms and conditions set forth in this Agreement for those assets which Client may from time to time place with Adviser, and any appreciation, income or proceeds thereon (the “Account”).  Adviser accepts the appointment as investment adviser and agrees to manage and direct the investments of the Account, subject to any Investment Guidelines (defined in Section 9 below) communicated to Adviser in advance and in writing.  Adviser assumes responsibility for the investment management of, and all trading decisions for, the Account as of the date assets are placed in the Account.

2.             AUTHORITY OF ADVISER.

Adviser has full discretionary authority with respect to the investment and reinvestment of the assets of the Account, subject to the Investment Guidelines.  Adviser, when it deems appropriate, without prior consultation with or notification of Client, may, (a) purchase, sell, exchange, convert and otherwise trade in securities, including but not limited to money market instruments, mutual funds, stocks, options and warrants, on margin or otherwise, (collectively, “Investments”), for such prices, at such times and on such terms as Adviser, in its sole discretion, deems advisable; (b) place orders for the execution of transactions with or through brokers, dealers or issuers Adviser selects in its sole discretion, including broker-dealer with whom Adviser is related; (c) render, furnish and provide advice, analyses and other information concerning the retention, monitoring, performance or termination of other investment advisers or asset managers; (d) negotiate, on Client’s behalf, the terms and conditions, and execute and deliver all agreements and ancillary documents incidental thereto, necessary to open accounts in the name, or for the benefit, of Client with such brokers, dealers, advisers, managers, issuers or custodians as Adviser may select with respect to the Account; and (e) act on Client’s behalf in all matters necessary or incidental to servicing the Account, including all transactions for the Account.  Client will furnish Adviser with all additional powers of attorney and other documentation, if any, necessary to appoint Adviser as agent and attorney-in-fact with respect to the Account, but such powers shall not be construed to authorize Adviser to take any action not authorized by this Agreement.

The foregoing authority shall remain in full force and effect until; (a) revoked by Client pursuant to written notice to Adviser, or (b) the termination of this Agreement pursuant to the terms of Section 14 below.  Revocation shall not affect transactions entered into prior to such revocation.

3.             CUSTODIANSHIP.

The assets of the Account will be held by the clearinghouse, broker-dealer, bank, trust company or other entity designed and appointed by Adviser, and acceptable to Client, as custodian of the Account (“Custodian”).  All Investments held in the Account may be registered in the name of Client or its nominee or held in street name.  Custodian is responsible for the physical custody of the assets of the Account; for the collection of any interest, dividends or other income attributable to the assets of the Account; and for the exercise of rights and tenders on assets of the Account.  Adviser is not responsible for any loss incurred by reason of any act or omission of Custodian; provided, however, that Adviser will make reasonable efforts to require that Custodian perform its obligations with respect to the Account.

4.             BROKERAGE/RESEARCH.

A.            Selection of Broker-dealer.

Adviser may allocate the execution of transactions for the Account to any broker-dealer at prices and commission rates as Adviser, in its good faith judgment, believes are in the best interest of the Account.  Client understands that other brokerage entities may be willing to execute transactions at prices and commission rates that are lower than or different from those charged by the entity selected by Adviser.  Client further understands and acknowledges that Adviser has a relationship with Inland Securities Corporation, a broker-dealer registered with the Securities and Exchange Commission, and that certain transactions on behalf of the Account may be executed through Inland Securities Corporation, and as a result, Adviser as a part of the Inland Group of companies, may benefit from the brokerage commissions from these transactions.  Although Adviser intends to treat Client fairly and act in the best interests of Client and the Account in accordance with Adviser’s fiduciary duty, Client understands that Adviser has an incentive to execute transactions through Inland Securities Corporation to generate brokerage commissions.

B.            Research Services.

In determining what is in the Account’s best interest, Adviser will consider the available prices and rates of brokerage commissions, and other relevant factors including, without limitation, execution capabilities, the value of ongoing relationships Adviser may have with various broker-dealer and research and other services, as defined in Section 28(e)(3) of the Securities Exchange Act of 1934.  In addition, Adviser may receive equipment, subscriptions and reimbursement for professional memberships from broker-dealer, and may purchase research and other services directly from vendors, obtaining reimbursement from broker-dealer.  Adviser need not demonstrate that the research and other services are of a direct benefit to the Account.  The commissions paid to the broker-dealer may exceed the amount of commissions another broker-dealer would charge for the same transaction. Such research and other services, moreover, may be available to Adviser on a cash basis.  Adviser will be required to determine, in good faith, that the amount of commissions paid is reasonable in relation to the value of the brokerage, research and other services provided by the broker-dealer, viewed in terms of either the particular transaction or Adviser’s overall responsibilities to all of its clients.  The research and other services provided may relate to a specific transaction placed with the broker-dealer, but for the most part will consist of a wide variety of information useful to the Account, Adviser and Adviser’s other clients.  Adviser’s ability to obtain research and other services is an integral factor in establishing the fees charged by Adviser under this Agreement.

C.                                     Execution of Transactions by Broker-Dealer.

In effecting transactions at the direction of Adviser, broker-dealer selected by Adviser may effect similar transactions in the same Investment Account and for the accounts of other clients of Adviser.  Broker-dealer may bunch transaction orders and will allocate the Investments so purchased or sold in a bunched order among the participating accounts (including the Account) as Adviser determines to be reasonable.  Adviser may be charged a lesser per unit commission on bunched orders than would otherwise be charged for a non-bunched order, with the savings allocated to Client and Adviser’s other clients whose orders are bunched.  In the case of bunched orders, the brokerage commission paid by Client will be equal to a pro rata portion of the entire commission charged, determined by multiplying the entire commission by a fraction, the numerator of which is the number of shares allocated to the Account and the denominator of which is the total number of shares purchased or sold in the bunched transaction.

5.             SERVICES TO OTHERS.

Client understands that Adviser performs investment advisory services for various clients.  Adviser will allocate investment opportunities over a period of time on a fair and equitable basis relative to all clients.  These allocations will be made on a basis determined by Adviser to be reasonable, including a determination that some clients may not purchase or sell the same Investments at the same time as others.  Client acknowledges that Adviser and its principals, employees and affiliates may purchase or sell Investments for their own accounts and that Adviser shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account, any Investments that Adviser, its principals, employees or affiliates may purchase or sell for its or their own accounts or for the account of any other client.

6.             PROXIES AND RELATED MATTERS.

In connection with the services to be rendered by Adviser under this Agreement, Adviser hereby is granted the power as Client’s proxy and attorney-in-fact to vote, tender or direct the voting or tendering of all Investments held in the Account and to take actions on behalf of Client with respect to Investments including, but not limited to, executing on behalf of Client, any consent, request, direction, approval, waiver, objection, appointment or other instrument required or permitted to be signed or executed by the holder of Investments.

7.             REPRESENTATIONS AND WARRANTIES.

A.            Client’s Representations and Warranties.

Client hereby represents and warrants to Adviser that: (i) Client has the requisite legal capacity and authority to execute, deliver and to perform its obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by Client and is the legal, valid and binding agreement of Client, enforceable against Client in accordance with its terms; (iii) Client’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents of Client or any obligations by which Client is bound, whether arising by contract, operation of law or otherwise; (iv) Client will deliver to Adviser evidence of Client’s authority in compliance with such governing documents upon Adviser’s request; and (v) the Client is the owner of all cash, Investments and other assets in the Account, and there are no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such cash, securities or assets.

B.            Adviser’s Representations and Warranties.

Adviser hereby represents and warrants to Client that: (i) Adviser is a corporation, duly organized under the laws of the State of Illinois; (ii) this Agreement has been duly authorized, executed and delivered by Client and is the legal, valid and binding agreement of Adviser, enforceable against Adviser in accordance with its terms; (iii) Adviser is an investment adviser registered with the appropriate state and federal regulatory authorities pursuant to the Advisers Act; (iv) Adviser will notify Client of any material change in Adviser’s investment adviser registration within a reasonable time after such change; and (v) Adviser will not engage in any principal or agency cross transactions with respect to the Account without obtaining the prior consent of Client.

8.             VALUATION OF ASSETS.

In computing the market value of any Investments in the Account, each Investment listed on any exchange or quoted on the Nasdaq interdealer quotation system shall be valued at the last quoted sale price on the valuation date on the principal exchange or the Nasdaq interdealer quotation system on which the Investment is listed or included for quotation.  Any other Investment or assets shall be valued in a manner determined in good faith by Adviser to reflect its or their fair market value.

9.             INVESTMENT GUIDELINES.

Client is responsible for informing Adviser, in advance and in writing, of any investment or other guidelines, objectives, restrictions, conditions, limitations or directions applicable to, as well as any cash needs of, the Account, from time to time (“Investment Guidelines”), and of any changes or modifications to any such Investment Guidelines; provided, that any change or modification to the Investment Guidelines shall become effective only after at least fifteen (15) days’ advance notice to Adviser (unless Adviser expressly consents to a shorter time period).  Client must give Adviser prompt written notice if Client deems any Investments made or actions taken on behalf of the Account to be in violation of the Investment Guidelines.  Compliance with the Investment Guidelines shall be determined on the date of purchase for an Investment, based upon the price and characteristics of the Investment on the date of purchase compared to the value of the Account as of the most recent valuation date; the Investment Guidelines shall not be deemed breached as a result of changes in value or status of an Investment following purchase.  Client agrees to furnish promptly, or to cause Client’s Custodian or agent to furnish, to Adviser, all data and information furnished to Adviser hereunder.  Adviser shall have no responsibility with respect to the prudence of the Investment Guidelines relative to the Client’s investment portfolio, the overall diversification of Client’s assets or with respect to any assets of Client other than those in the Account.

10.           CLIENT REPORTS AND MEETINGS.

Adviser will be responsible for ensuring that Custodian sends to Client a report, as promptly as practical after the end of each calendar month, reflecting: (i) all transactions for the Account during such month; (ii) the aggregate market value of all assets for the Account on the last day of such month; and (iii) such other information relating to the Account as reasonably agreed to by Adviser and Client.  Adviser is not responsible for the content of reports furnished to Client by the Custodian or any broker-dealer for the Account.

Adviser will meet with Client and such other persons as Client may designate, on reasonable notice and at reasonable locations, as requested by Client, for the purpose of discussing general economic conditions, portfolio performance, investment strategy and other matters relating to the Account.

11.           FEES AND EXPENSES.

Client will pay Adviser for the services to be rendered by Adviser under this Agreement in accordance with the fee schedule attached hereto as Schedule A, which may be amended by Adviser from time to time as agreed by Adviser and Client.  All expenses relating to the investment of the assets of the Account, including without limitation, brokerage commissions, transfer taxes and other fees and expenses in the purchase, sale or other disposition of such assets, shall be the sole responsibility of Client and will be payable from the Account.

12.           ADVISER’S DUTY OF CARE.

Neither Adviser nor any of its principals, employees or affiliates will be responsible hereunder for any action, performed or omitted to be performed in good faith or at the direction of Client, or for any errors in judgment in managing the Account.  Adviser and its principals, employees and affiliates will not be responsible for any loss incurred by reason of any act or omission of any broker-dealer or Custodian; provided, however, that Adviser shall make reasonable efforts to require that broker-dealer and Custodians perform their respective obligations.  Adviser, in maintaining its records, does not assume responsibility for the accuracy of information furnished by the Client, Custodian or any other third-party over which Adviser does not have control.  Except as expressly set forth in this Agreement, Adviser shall have no discretion, duty or responsibility whatsoever with respect to the control, management or administration of the Account.  Nothing herein in any way constitutes a waiver or limitation of any of the obligations that Adviser may have under federal and state securities laws.

13.           CONFIDENTIAL RELATIONSHIP.

Adviser agrees not to disclose any “confidential information” provided to it by the Client. The term “confidential information” shall not include information which:  (a) was in the public domain prior to disclosure by publication or otherwise through no action of Adviser; (b) was already known to Adviser; or (c) was received by Adviser through a source other than Client which is or was not under an obligation of confidentiality to Client.  Further, notwithstanding anything to the contrary herein, Adviser may disclose “confidential information” to its agents and advisors whenever Adviser determines that disclosure is necessary or advisable to provide the services contemplated hereunder. Adviser shall inform all parties who receive disclosure of “confidential information” or who have access to such information of the confidentiality obligations set forth herein, and shall inform the Client of disclosure of “confidential information” to any party other than Adviser’s independent public accountants or attorneys.

14.           TERMINATION

This Agreement may be terminated by Client or Adviser at any time on thirty (30) days’ prior written notice.  Furthermore, Client may terminate this Agreement within five (5) business days after execution without penalty.  Except with respect to termination by Client during the five (5) business days after execution, termination of this Agreement will not, in any case, affect or prevent the consummation of any transaction initiated prior to such notice of termination.  All fees will be prorated to the date of termination.

15.           ASSIGNMENT.

No assignment of this Agreement will be made by Adviser without the prior written consent of Client.

16.           AMENDMENT.

This Agreement may be amended from time to time with the mutual written consent of the parties hereto.

17.           GOVERNANCE.

This Agreement amends and is in substitution of all prior agreements, if any, between the parties with respect to the Account.  This Agreement will be governed by the internal laws of the State of Illinois without regard it choice of law rules.

18.           NOTICES.

If to Adviser:

Inland Investment Advisors, Inc.
2901 Butterfield Road
Oak Brook, Illinois  60523
Telephone:  (630) 218-8000
Fax:  (630) 218-4955
Attn: Roberta S. Matlin

If to Client:

Inland American Real Estate Trust, Inc
2901 Butterfield Road
Oak Brook, IL 60523
Telephone:  (630) 645-7225
FAX:   (630) 218-4957
Attn: Lori J. Foust

19.           RECEIPT OF FORM ADV.

Client acknowledges receipt of Part II of Form ADV completed by Adviser, a disclosure statement containing the equivalent information or the information required by Schedule H of Form ADV if the Client is entering into a wrap fee program sponsored by the Adviser.  If the appropriate disclosure statement was not delivered to the Client at least 48 hours prior to the Client entering into any written or oral advisory contract, then the Client has the right to terminate the contract without penalty within five business days after entering into this Agreement.  For the purposes of this provision, a contract is considered entered into when all parties to the contract have signed the contract, or in the case of an oral contract, have otherwise signified their acceptance, any other provisions of this contract notwithstanding.

20.           SUCCESSORS.

This Agreement inures to the benefit of Adviser and Client and their respective successors and assigns and binds Client and any permitted assignees or successors in interest with respect to all transactions, trades, dealings and actions by Adviser after Client’s insolvency, dissolution or liquidation until such time as Client (or its legal representatives) notifies Adviser, in the manner set forth herein, of its intention to terminate this Agreement.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement on the date first written above.

CLIENT
INLAND AMERICAN REAL ESTATE TRUST, INC.
By:	/s/ Lori Foust
Lori J. Foust
Its:	Treasurer
ADVISER:
INLAND INVESTMENT ADVISORS, INC.
By:	/s/ Roberta S. Matlin
Roberta S. Matlin
Its:	President

SCHEDULE A
TO INVESTMENT ADVISORY AGREEMENT
DATED November 15, 2005
BETWEEN
INLAND INVESTMENT ADVISORS, INC (“Adviser”)
INLAND AMERICAN REAL ESTATE TRUST, INC. (“Client”)

1.             This Schedule A may be amended from time to time by Adviser upon 30 days’ written notice to Client.

2.             Fee Schedule:

Client shall pay or cause to be paid to Adviser as remuneration for its services under this Agreement a percent per annum based on the schedule below as an investment management fee on all assets under management.

A.            as an investment management fee on all equity assets under management:

•                  from $0 - $10,000,000 fee is 1 percent (1.0%) of assets

•                  from $10,000,001 - $25,000,000 fee is 90 basis points (.90%) of assets

•                  from $25,000,001 - $50,000,000 fee is 80 basis points (.80%) of assets

•                  over $50,000,001 - $100,000,000  fee is 75 basis points (.75%) of assets

•                  over $100,000,001 fee is 50 basis points (.50%) of assets; and

•                  an additional performance fee calculated at the end of each calendar year of:

•                  50 basis points (1/2%) if the annual  net profit is 15% - 20%

•                  1% if the annual net profit is 20%+

B.            as an investment management fee on all contracts (other than covered calls) related to futures and/or options:

•                  50 basis points (1/2%) on the option value on the date the position is closed; and

•                  5% of the all profits earned on futures and/or options provided client earns a annual minimum return of 20% during the calendar year ending December 31st or if Agreement is terminated prior to that date earned until such date.

In addition, Client will be responsible for any third party fees and charges as described in Section 11 of the Agreement.  The fee will be computed and due monthly based on the average daily net asset value.  The fee will be deducted from cash available in the account, and if there is no cash available, asset(s) will be sold in an amount equal to the payment due.

AMENDED SCHEDULE A
TO INVESTMENT ADVISORY AGREEMENT
DATED MAY 1, 2006
BETWEEN
INLAND INVESTMENT ADVISORS, INC (“Adviser”)
 (“Client”)

1.             This Schedule A may be amended from time to time by Adviser upon 30 days’ written notice to Client.

2.             Fee Schedule As of May 1, 2006:

Client shall pay or cause to be paid to Adviser as remuneration for its services under this Agreement a percent per annum based on the schedule below as an investment management fee on all assets under management.

A.            as an investment management fee on all equity assets under management:

•                  from $0 - $10,000,000 fee is 1 percent (1.0%) of assets

•                  from $10,000,001 - $25,000,000 fee is 90 basis points (.90%) of assets

•                  from $25,000,001 - $50,000,000 fee is 80 basis points (.80%) of assets

•                  over $50,000,000 fee is 75 basis points (.75%) of assets

•                  an additional performance fee calculated at the end of each calendar year of:

•                  50 basis points (1/2%) if the annualized  net profit is 15% - 20%

•                  1% if the annualized net profit is 20%+

B.            as an investment management fee on all contracts (other than covered calls) related to futures and/or options only:

•                  50 basis points (1/2%) on the option value on the date the position is closed; and

•                  5% of the all profits earned on futures and/or options provided client earns a annual minimum return of 20% on closed positions during the calendar year ending December 31st or if Agreement is terminated prior to that date earned until such date.

In addition, Client will be responsible for any third party fees and charges as described in Section 11 of the Agreement.  The fee will be computed and due monthly based on the average daily net asset value.  The fee will be deducted from cash available in the account, and if there is no cash available, asset(s) will be sold in an amount equal to the payment due.